Exhibit 99.1

Potbelly Corporation Appoints David Head to the Board of Directors

Tenured CEO with Nearly 40 Years of Restaurant Experience to Join Board of Directors

CHICAGO, August 28, 2019 – Potbelly Corporation (NASDAQ: PBPB), the iconic neighborhood sandwich shop concept, today announced the appointment of David Head to the Company’s Board of Directors.

Dan Ginsberg, Chairman of the Board of Potbelly commented, “We are very excited to add David Head to our Board of Directors. David brings over three decades of experience leading brand transformations and facilitating franchise growth across numerous restaurant concepts. He complements the other strong restaurant experience that we have added to the board over the last few years and will provide strong stewardship for our executive team as they focus on maximizing shareholder value as we move forward.”

Mr. Head stated, “I am honored to join the Board of Directors of Potbelly. I look forward to leveraging my past experiences to share insights with the Company as its turnaround strategy continues to gain momentum.”

Mr. Head brings nearly 40 years of transformative executive leadership experience from the fine dining, casual, fast-casual and quick service sectors. Currently, he serves as Chairman and CEO of Primanti Brothers, where he has nearly tripled the size of the high-profile Pittsburgh-based chain during his six-year tenure. He has also served as the CEO of O’ Charley’s, Captain D’s, Romacorp and Houlihan’s Restaurant Group, in addition to spending nearly a decade as a successful franchisee partner in the Applebee’s and Red Robin systems. Mr. Head also previously served on a number of Boards of Directors, including Bob Evans Farms, O’ Charley’s, Inc., Captain D’s / Sagittarius Brands, and Imvescor. He earned his bachelor’s degree in Hospitality Management from Florida International University.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country—with more than 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate over 40 shops in the United States. For more information, please visit our website at www.potbelly.com.

Contact Investor Relations:

Josh Littman or Chris Hodges

Alpha IR Group

312-445-2870

PBPB@alpha-ir.com